UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 6, 2014

KINDER MORGAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35081	80-0682103
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Louisiana Street, Suite 1000
Houston, Texas 77002

(Address of principal executive offices, including zip code)

713-369-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 6, 2014, Kinder Morgan, Inc. (the “Company”), as borrower, entered into a new, unsecured credit agreement (the “Credit Agreement”) with the lenders listed on the signature pages to the Credit Agreement and Barclays Bank PLC, as Administrative Agent. The Credit Agreement provides for a $650 million term loan facility and a $1.75 billion revolving credit facility and replaced the Company’s secured revolving credit facility and secured bridge and term loan credit facility (collectively, the “Prior Credit Facilities”), which were scheduled to mature on December 31, 2014 and May 25, 2015, respectively, and were repaid and terminated at the closing of the Credit Agreement. The new term loan facility will mature on May 6, 2017, and the new revolving credit facility will mature on May 6, 2019.

Interest on loans outstanding under the Credit Agreement will be calculated based on (a) LIBOR plus an applicable margin ranging from 1.25% to 2.25% per annum, or (b) the highest of (1) the federal funds rate plus 0.50%, (2) the prime rate and (3) one-month LIBOR plus 1.0%, plus, in each case, an applicable margin between 0.25% and 1.25% per annum.  Quarterly commitment fees for the unused portion of the revolving credit facility will be determined by reference to an applicable rate ranging from 0.175% to 0.400% per annum.  The applicable interest rate margins and commitment fee percentage will vary based on the credit ratings for the Company’s senior unsecured indebtedness (or, after a collateral trigger event as described below, its senior secured indebtedness) (“Debt Ratings”).

The Company’s obligations under the Credit Agreement are unsecured and, as a result of the termination of the Prior Credit Facilities and the release of the collateral thereunder, the Company’s outstanding senior notes and the outstanding senior indebtedness of certain of the Company’s subsidiaries that were secured equally and ratably with the Prior Credit Facilities have also become unsecured.   The Company’s obligations under the Credit Agreement will become secured as a result of (a) certain Debt Rating downgrade events, (b) a withdrawal of Debt Ratings by S&P and/or Moody’s (or any applicable replacement ratings agency), or (c) an exercise of remedies as a result of specified events of default on certain indebtedness of Kinder Morgan Energy Partners, L.P. (“KMP”), El Paso Pipeline Partners, L.P. (“EPB”) or their respective subsidiaries.  In the event that the obligations under the Credit Agreement become secured as described above, the Company’s outstanding senior notes and the outstanding senior indebtedness of certain of the Company’s subsidiaries will become secured equally and ratably with the obligations under the Credit Agreement.

The Credit Agreement contains various financial and other covenants that apply to the Company and its restricted subsidiaries and are common in such agreements, including a maximum ratio of consolidated indebtedness to consolidated EBITDA (each as defined in the Credit Agreement) of 4.75x, or, for periods following specified acquisitions, 5.50x.  Other negative covenants include restrictions on the Company’s ability to incur debt, grant liens, make investments, make fundamental changes, pay dividends or repurchase stock, engage in transactions with affiliates, permit restrictions on dividends or distributions by certain of its material subsidiaries, sell assets, make certain prepayments of subordinated debt and amend certain documents.  KMP and EPB are not restricted subsidiaries under the Credit Agreement; however, as described below, certain events affecting KMP or EPB are events of default under the Credit Agreement.

In addition, the Credit Agreement contains customary events of default, including, among others, (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, certain other indebtedness of the Company or certain of its subsidiaries; (d) bankruptcy or insolvency events involving the Company or certain of its subsidiaries, and (e) a change in control of the Company.  Occurrence of the events described in (c) and (d), at KMP or (subject to its attainment of a specified materiality threshold) EPB would also constitute events of default under the Credit Agreement.

If an event of default under the Credit Agreement exists and is continuing, the lenders could terminate their commitments and accelerate the maturity of the Company’s outstanding obligations under the Credit Agreement.

The Company used borrowings under the Credit Agreement to refinance the Company’s Prior Credit Facilities described above and to pay fees and expenses in connection therewith. Following the closing date, borrowings under the new revolving credit facility may be used for working capital and general corporate purposes.

Affiliates of certain of the lenders under the Credit Agreement and the Prior Credit Facilities have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, and may continue to receive, customary fees and commissions.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K.

Item 1.02.  Termination of a Material Definitive Agreement.

On May 6, 2014, in connection with entering into the Credit Agreement described above, the Company terminated the Prior Credit Facilities.  The information set forth in Item 1.01 above is incorporated by reference in this Item 1.02 in its entirety.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference in this Item 2.03 in its entirety.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

10.1                        Credit Agreement, dated as of May 6, 2014, among Kinder Morgan, Inc.; the lenders and issuing banks party thereto; and Barclays Bank PLC, as Administrative Agent.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDER MORGAN, INC.

Dated: May 9, 2014	By:	/s/ Anthony Ashley
Anthony Ashley
Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of May 6, 2014, among Kinder Morgan, Inc.; the lenders and issuing banks party thereto; and Barclays Bank PLC, as Administrative Agent.